Exhibit 99.1

HYATT REPORTS THIRD QUARTER 2024 RESULTS
CHICAGO (October 31, 2024) - Hyatt Hotels Corporation ("Hyatt" or the "Company") (NYSE: H) today reported third quarter 2024 results. Highlights include:
•Comparable system-wide hotels RevPAR increased 3.0% compared to the same period in 2023
•Comparable system-wide all-inclusive resorts Net Package RevPAR decreased 0.9% compared to the same period in 2023
•Net Rooms Growth was approximately 4.3%
•Net Income was $471 million and Adjusted Net Income was $96 million
•Diluted EPS was $4.63 and Adjusted Diluted EPS was $0.94
•Adjusted EBITDA was $275 million
•Pipeline of executed management or franchise contracts was approximately 135,000 rooms
•Repurchased approximately 4.5 million shares of Class A and Class B common stock for an aggregate purchase price of $657 million
•Full year comparable system-wide hotels RevPAR is projected to increase 3.0% to 4.0% on a constant currency basis compared to full year 2023
•Full year Net Income is projected between $1,400 million and $1,450 million
•Full year Adjusted EBITDA is projected between $1,100 million and $1,120 million
•Full year Capital Returns to Shareholders is projected to be approximately $1,250 million
Mark S. Hoplamazian, President and Chief Executive Officer of Hyatt, said, "We reported solid third quarter results, with gross fee revenues reaching $268 million. Our pipeline reached a new record of approximately 135,000 rooms, increasing 10% year-over-year, and World of Hyatt membership expanded to a record of 51 million members, growing a remarkable 22% year-over-year. Our operating results and capital allocation strategy, including the completion of our 2021 asset-disposition commitment, acquisition of Standard International, and planned joint venture transaction to manage Bahia Principe branded hotels and resorts, demonstrate the strength of our asset-light earnings model leading to the return of over $1.2 billion to shareholders through share repurchases and dividends so far this year."
Refer to the table on page A-7 of the schedules for a summary of special items impacting Adjusted Net Income and Adjusted Diluted EPS for the three months and nine months ended September 30, 2024.
Note: All RevPAR and ADR percentage changes are in constant dollars. All Net Package RevPAR and Net Package ADR percentage changes are in reported dollars. This release includes references to non-GAAP financial measures. Refer to the non-GAAP reconciliations included in the schedules and the definitions of the non-GAAP measures presented beginning on page A-5.

Segment Results and Highlights

(in millions)	Three Months Ended September 30,
	2024	2023	Change (%)
Management and franchising	$210	$192	8.9%
Owned and leased	63	72	(12.5)%
Distribution	38	31	26.1%
Overhead	(36)	(42)	15.1%
Eliminations	—	—	(240.7)%
Adjusted EBITDA	$275	$253	8.9%
•Management and franchising: Results reflected strong business transient and group travel demand during the third quarter. In the United States, performance was driven by business transient and group travel while leisure was impacted by renovations, weather, and increased international outbound to Europe and Asia Pacific (excluding Greater China). In Europe, RevPAR increased 15% during the period, bolstered by the Summer Olympics in Paris. Greater China continued to experience meaningful international outbound travel to other markets within Asia, with RevPAR in Asia Pacific (excluding Greater China) up 10% during the quarter.
•Owned and leased: Adjusted EBITDA in the third quarter increased 13% compared to the third quarter of 2023, when adjusted for the net impact of transactions. Comparable margins increased 210 bps compared to the third quarter of 2023, led by strong ADR from the Democratic National Convention in Chicago and the Summer Olympics in Paris.
•Distribution: Results for the third quarter reflect more seasonal booking patterns compared to last year and the impact of Hurricanes Beryl and Helene, partially offset by Mr & Mrs Smith commissions and certain ALG Vacations travel credits. Excluding the impact of the UVC Transaction, Adjusted EBITDA decreased $5 million.
Openings and Development
In the third quarter, 16 new hotels (or 2,589 rooms) joined Hyatt's portfolio. Notable openings included Alila Shanghai, Brunfels Hotel, part of The Unbound Collection by Hyatt, Grand Hyatt Kunming, and Park Hyatt Marrakech. During the quarter, the Company announced its exclusive alliance with Under Canvas with 13 outdoor resorts, including ULUM Moab.
As of September 30, 2024, the Company had a pipeline of executed management or franchise contracts for approximately 690 hotels (approximately 135,000 rooms).
Transactions and Capital Strategy
As a result of the previously announced sale of Hyatt Regency Orlando and an adjacent undeveloped land parcel on August 16, 2024, the Company exceeded its $2 billion asset-disposition commitment announced in August 2021. The Company has realized $2.6 billion of gross proceeds, net of acquisitions, at a 13.3x multiple over the three-year period and expects to exceed 80% asset-light earnings mix in 2025.
Additionally, as previously announced, the Company closed on the acquisition of Standard International on October 1, 2024 for approximately $150 million with up to an additional $185 million of contingent consideration.
On October 28, 2024, the Company announced plans to enter into a long-term, asset-light joint venture with Grupo Piñero, investing €359 million at closing for 50% of the joint venture plus an additional €60 million when certain conditions are met (the "Bahia Principe Transaction"). This transaction is expected to close in the coming months subject to customary closing conditions, and upon closing, will add 23 all-inclusive resorts (or approximately 12,000 rooms) to Hyatt's managed portfolio.
Balance Sheet and Liquidity
As of September 30, 2024, the Company reported the following:
•Total debt of $3,142 million.
•Pro rata share of unconsolidated hospitality venture debt of $454 million, substantially all of which is non-recourse to Hyatt and a portion of which Hyatt guarantees pursuant to separate agreements.
•Total liquidity of approximately $2.6 billion with $1,134 million of cash and cash equivalents and short-term investments, and borrowing availability of $1,497 million under Hyatt's revolving credit facility, net of letters of credit outstanding.
•During the quarter, the Company repaid the outstanding balance on the $750 million of 1.800% senior notes due 2024 at maturity for approximately $753 million, inclusive of $7 million of accrued interest.

During the third quarter, the Company repurchased a total of 2,858,280 shares of Class A common stock for approximately $407 million and a total of 1,642,251 shares of Class B common stock for approximately $250 million. As of September 30, 2024, the Company has approximately $982 million remaining under the share repurchase authorization.
The Company's board of directors has declared a cash dividend of $0.15 per share for the fourth quarter of 2024. The dividend is payable on December 6, 2024 to Class A and Class B stockholders of record as of November 22, 2024.
2024 Outlook
The Company is providing the following updated outlook for the 2024 fiscal year:

Full Year 2024 vs. 2023
System-Wide Hotels RevPAR[1]	3.0% to 4.0%
Net Rooms Growth	7.75% to 8.25%
Net Rooms Growth excluding Bahia Principe Transaction	4.0% to 4.5%
(in millions)	Full Year 2024
Net Income	$1,400 - $1,450
Gross Fees	$1,085 - $1,110
Adjusted G&A Expenses[2]	$425 - $435
Adjusted EBITDA[2,3]	$1,100 - $1,120
Capital Expenditures	Approx. $170
Free Cash Flow[2]	$380 - $410
Capital Returns to Shareholders[4]	Approx. $1,250

1 RevPAR is based on constant currency whereby previous periods are translated based on the current period exchange rate. RevPAR percentage for 2024 vs. 2023 is based on comparable hotels.
2 Refer to the tables on schedule A-9 for a reconciliation of estimated Net Income attributable to Hyatt Hotels Corporation to Adjusted EBITDA, G&A expenses to Adjusted G&A Expenses, and net cash provided by operating activities to Free Cash Flow.
3 During the nine months ended September 30, 2024, the Company revised its definition of Adjusted EBITDA to exclude transaction and integration costs and recast prior-period results to provide comparability. Adjusted EBITDA outlook reflects the removal of approximately $26 million relating to this definition revision. Refer to page A-5 of the schedules for additional detail.
4 The Company expects to return capital to shareholders through a combination of cash dividends on its common stock and share repurchases.
No disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook other than as noted with respect to Net Rooms Growth expectations related to the timing of the Bahia Principe Transaction closing. The Company's 2024 Outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that Hyatt will achieve these results.

Conference Call Information
The Company will hold an investor conference call this morning, October 31, 2024, at 9:00 a.m. CT.
Participants are encouraged to listen to a simultaneous webcast of the conference call, which may be accessed through the Company's website at investors.hyatt.com. Alternatively, participants may access the live call by dialing: 800.715.9871 (U.S. Toll-Free) or 646.307.1963 (International Toll Number) using conference ID# 2303828 approximately 15 minutes prior to the scheduled start time.
A replay of the call will be available for one week beginning on Thursday, October 31, 2024, at 12:00 p.m. CT by dialing: 800.770.2030 (U.S. Toll-Free) or 609.800.9909 (International Toll Number) using conference ID# 2303828. An archive of the webcast will be available on the Company's website for 90 days.
Investor Contacts
•Adam Rohman, 312.780.5834, adam.rohman@hyatt.com
•Ryan Nuckols, 312.780.5784, ryan.nuckols@hyatt.com
Media Contact
•Franziska Weber, 312.780.6106, franziska.weber@hyatt.com
Forward-Looking Statements
Forward-Looking Statements in this press release, which are not historical facts, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include statements about our plans, strategies, outlook, occupancy, the number of properties we expect to open in the future, pace and booking trends, the expected timing and payment of dividends, RevPAR trends, our expected Adjusted G&A Expense, our expected capital expenditures, our expected net rooms growth, our expected system-wide RevPAR, our expected one-time integration-related expenses, financial performance, prospects or future events and involve known and unknown risks that are difficult to predict. As a result, our actual results, performance or achievements may differ materially from those expressed or implied by these forward-looking statements. In some cases, you can identify forward-looking statements by the use of words such as "may," "could," "expect," "intend," "plan," "seek," "anticipate," "believe," "estimate," "predict," "potential," "continue," "likely," "will," "would" and variations of these terms and similar expressions, or the negative of these terms or similar expressions. Such forward-looking statements are necessarily based upon estimates and assumptions that, while considered reasonable by us and our management, are inherently uncertain. Factors that may cause actual results to differ materially from current expectations include, but are not limited to: general economic uncertainty in key global markets and a worsening of global economic conditions or low levels of economic growth; the rate and pace of economic recovery following economic downturns; global supply chain constraints and interruptions, rising costs of construction-related labor and materials, and increases in costs due to inflation or other factors that may not be fully offset by increases in revenues in our business; risks affecting the luxury, resort, and all-inclusive lodging segments; levels of spending in business, leisure, and group segments, as well as consumer confidence; declines in occupancy and average daily rate; limited visibility with respect to future bookings; loss of key personnel; domestic and international political and geopolitical conditions, including as a result of the U.S. presidential election, and political or civil unrest or changes in trade policy; hostilities, or fear of hostilities, including future terrorist attacks, that affect travel; travel-related accidents; natural or man-made disasters, weather and climate-related events, such as earthquakes, tsunamis, tornadoes, hurricanes, droughts, floods, wildfires, oil spills, nuclear incidents, and global outbreaks of pandemics or contagious diseases, or fear of such outbreaks; our ability to successfully achieve certain levels of operating profits at hotels that have performance tests or guarantees in favor of our third-party owners; the impact of hotel renovations and redevelopments; risks associated with our capital allocation plans, share repurchase program, and dividend payments, including a reduction in, or elimination or suspension of, repurchase activity or dividend payments; the seasonal and cyclical nature of the real estate and hospitality businesses; changes in distribution arrangements, such as through internet travel intermediaries; changes in the tastes and preferences of our customers; relationships with colleagues and labor unions and changes in labor laws; the financial condition of, and our relationships with, third-party owners, franchisees, and hospitality venture partners; the possible inability of third-party owners, franchisees, or development partners to access the capital necessary to fund current operations or implement our plans for growth; risks associated with potential acquisitions and dispositions and our ability to successfully integrate completed acquisitions with existing operations; failure to successfully complete proposed transactions (including the failure to satisfy closing conditions or obtain required approvals); our ability to maintain effective internal control over financial reporting and disclosure controls and procedures; declines in the value of our real estate assets; unforeseen terminations of our management and hotel services agreements or franchise agreements; changes in federal, state, local, or foreign tax law; increases in interest rates, wages, and other operating costs; foreign exchange rate fluctuations or currency restructurings; risks associated with the introduction of new brand concepts, including lack of acceptance of new brands or innovation; general volatility of the capital markets and our ability to access such markets; changes in the competitive environment in our industry, industry consolidation, and the markets where we operate; our ability to successfully grow the World of Hyatt loyalty program and Unlimited Vacation Club paid membership program; cyber incidents and information technology failures; outcomes of legal or administrative proceedings; and violations of regulations or laws related to our franchising business and licensing businesses and our international operations; and other risks discussed in the Company's filings with the SEC, including our annual reports on Form 10-K and quarterly reports on Form 10-Q, which filings are available from the SEC. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. We caution you not to place undue reliance on any forward-looking statements, which are made only as of the date of this press release. We do not undertake or assume any obligation to update publicly any of these forward-looking statements to reflect actual results, new information or future events, changes in assumptions or changes in other factors affecting forward-looking statements, except to the extent required by applicable law. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

Non-GAAP Financial Measures
The Company refers to certain financial measures that are not recognized under U.S. generally accepted accounting principles (GAAP) in this press release, including: Adjusted Net Income; Adjusted Diluted EPS; Adjusted EBITDA; Adjusted G&A Expenses; and Free Cash Flow. See the schedules to this earnings release, including the "Definitions" section, for additional information and reconciliations of such non-GAAP financial measures.
Availability of Information on Hyatt's Website and Social Media Channels
Investors and others should note that Hyatt routinely announces material information to investors and the marketplace using U.S. Securities and Exchange Commission (SEC) filings, press releases, public conference calls, webcasts and the Hyatt Investor Relations website. The Company uses these channels as well as social media channels (e.g., the Hyatt Facebook account (facebook.com/hyatt); the Hyatt Instagram account (instagram.com/hyatt/); the Hyatt X account (twitter.com/hyatt); the Hyatt LinkedIn account (linkedin.com/company/hyatt/); and the Hyatt YouTube account (youtube.com/user/hyatt)) as a means of disclosing information about the Company's business to our guests, customers, colleagues, investors, and the public. While not all of the information that the Company posts to the Hyatt Investor Relations website or on the Company's social media channels is of a material nature, some information could be deemed to be material. Accordingly, the Company encourages investors, the media, and others interested in Hyatt to review the information that it shares at the Investor Relations link located at the bottom of the page on hyatt.com and on the Company's social media channels. Users may automatically receive email alerts and other information about the Company when enrolling an email address by visiting "Investor Email Alerts" in the "Resources" section of Hyatt's website at investors.hyatt.com. The contents of these websites are not incorporated by reference into this press release or any report or document Hyatt files with the SEC, and any references to the websites are intended to be inactive textual references only.
About Hyatt Hotels Corporation
Hyatt Hotels Corporation, headquartered in Chicago, is a leading global hospitality company guided by its purpose – to care for people so they can be their best. As of September 30, 2024, the Company's portfolio included more than 1,350 hotels and all-inclusive properties in 79 countries across six continents. The Company's offering includes brands in the Timeless Collection, including Park Hyatt®, Grand Hyatt®, Hyatt Regency®, Hyatt®, Hyatt Vacation Club®, Hyatt Place®, Hyatt House®, Hyatt Studios, and UrCove; the Boundless Collection, including Miraval®, Alila®, Andaz®, Thompson Hotels®, Dream® Hotels, Hyatt Centric®, and Caption by Hyatt®; the Independent Collection, including The Unbound Collection by Hyatt®, Destination by Hyatt®, and JdV by Hyatt®; and the Inclusive Collection, including Impression by Secrets, Hyatt Ziva®, Hyatt Zilara®, Zoëtry® Wellness & Spa Resorts, Secrets® Resorts & Spas, Breathless Resorts & Spas®, Dreams® Resorts & Spas, Hyatt Vivid Hotels & Resorts, Alua Hotels & Resorts®, and Sunscape® Resorts & Spas. Subsidiaries of the Company operate the World of Hyatt® loyalty program, ALG Vacations®, Mr & Mrs Smith™, Unlimited Vacation Club®, Amstar DMC destination management services, and Trisept Solutions® technology services. For more information, please visit www.hyatt.com.

Hyatt Hotels Corporation
Table of Contents
Financial Information
(unaudited)

Percentages on the following schedules may not recompute due to rounding. Not meaningful percentage changes are presented as "NM".

Hyatt Hotels Corporation
Condensed Consolidated Statements of Income
(unaudited)

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
REVENUES:
Base management fees	$97	$94	$295	$281
Incentive management fees	52	51	170	167
Franchise and other fees	119	98	340	272
Gross fees	268	243	805	720
Contra revenue	(27)	(12)	(56)	(34)
Net fees	241	231	749	686
Owned and leased	287	329	910	984
Distribution	221	229	818	832
Other revenues	13	79	58	238
Revenues for reimbursed costs	867	754	2,511	2,267
Total revenues	1,629	1,622	5,046	5,007

DIRECT AND GENERAL AND ADMINISTRATIVE EXPENSES:
General and administrative	126	122	412	411
Owned and leased	228	256	716	753
Distribution	182	185	690	669
Other direct costs	19	81	81	266
Transaction and integration costs (a)	8	8	26	31
Depreciation and amortization	81	100	257	297
Reimbursed costs	881	764	2,570	2,302
Total direct and general and administrative expenses	1,525	1,516	4,752	4,729

Net gains (losses) and interest income from marketable securities held to fund rabbi trusts	18	(9)	46	26
Equity earnings (losses) from unconsolidated hospitality ventures	(13)	7	32	4
Interest expense	(50)	(41)	(128)	(105)
Gains (losses) on sales of real estate and other	514	18	1,267	18
Asset impairments	(35)	(6)	(52)	(13)
Other income (loss), net	70	26	152	93
Income before income taxes	608	101	1,611	301

Provision for income taxes	(137)	(33)	(259)	(107)
Net income	471	68	1,352	194
Net income attributable to noncontrolling interests	—	—	—	—
Net income attributable to Hyatt Hotels Corporation	$471	$68	$1,352	$194

EARNINGS PER CLASS A AND CLASS B SHARE:
Net income attributable to Hyatt Hotels Corporation—Basic	$4.75	$0.65	$13.38	$1.84
Net income attributable to Hyatt Hotels Corporation—Diluted	$4.63	$0.63	$13.04	$1.80

Basic weighted-average shares outstanding	99.1	104.3	101.0	105.4
Diluted weighted-average shares outstanding	101.7	106.9	103.6	107.9
(a) During the nine months ended September 30, 2024, we presented a new financial statement line item to provide enhanced visibility on our condensed consolidated statements of income and reclassified prior-period results for comparability. Transaction and integration costs includes integration costs, which were previously recognized in integration costs and include expenses incurred related to the integration of recently acquired businesses, including certain compensation expenses, professional fees, sales and marketing expenses, and technology expenses; transaction costs for potential transactions, primarily related to professional fees incurred for acquisitions and dispositions, which were previously recognized in general and administrative expenses; and transaction costs for completed transactions, primarily related to professional fees incurred for acquisitions, which were previously recognized in other income (loss), net. Transaction costs for completed dispositions continue to be recognized in gains (losses) on sales of real estate and other.

Hyatt Hotels Corporation
Comparable System-wide Hotel Operating Statistics by Geography

	Three Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2024	vs. 2023	2024		vs. 2023	2024	vs. 2023
System-wide hotels (a)	$146.18	3.0%	72.5%		1.3% pts	$201.75	1.2%
United States	$153.76	1.2%	73.0%		0.4% pts	$210.59	0.6%
Americas (excluding United States)	$153.01	3.6%	67.8%		0.4% pts	$225.82	3.0%
Greater China	$90.28	(6.7)%	73.4%		1.7% pts	$122.96	(8.8)%
Asia Pacific (excluding Greater China)	$140.89	10.4%	71.9%		3.2% pts	$196.02	5.5%
Europe	$209.14	15.0%	74.9%		4.3% pts	$279.17	8.4%
Middle East & Africa	$95.03	2.5%	64.7%		2.7% pts	$146.92	(1.7)%

Owned and leased hotels (b)	$216.01	10.2%	75.4%		2.8% pts	$286.43	6.0%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2024	vs. 2023	2024		vs. 2023	2024	vs. 2023
System-wide all-inclusive resorts (c)	$203.62	(0.9)%	72.7%	(1.3)	% pts	$280.17	0.8%
Americas (excluding United States)	$214.97	(5.2)%	65.4%	(3.5)	% pts	$328.85	(0.1)%
Europe (d)	$178.57	12.5%	88.8%		3.7% pts	$201.08	7.8%

	Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy			ADR
	2024	vs. 2023	2024		vs. 2023	2024	vs. 2023
System-wide hotels (a)	$142.85	4.4%	70.3%		2.0% pts	$203.15	1.4%
United States	$148.97	1.3%	70.9%		0.9% pts	$210.03	0.1%
Americas (excluding United States)	$180.01	9.3%	70.1%		3.0% pts	$256.80	4.6%
Greater China	$88.46	(0.1)%	69.7%		2.7% pts	$126.99	(3.9)%
Asia Pacific (excluding Greater China)	$141.15	16.6%	70.9%		5.4% pts	$199.17	7.7%
Europe	$171.36	12.1%	68.7%		3.8% pts	$249.35	5.8%
Middle East & Africa	$122.92	4.9%	65.5%		1.2% pts	$187.63	3.0%

Owned and leased hotels (b)	$200.02	6.0%	72.0%		2.6% pts	$277.84	2.1%

(in reported $)	Net Package RevPAR		Occupancy			Net Package ADR
	2024	vs. 2023	2024		vs. 2023	2024	vs. 2023
System-wide all-inclusive resorts (c)	$245.47	4.8%	75.6%		1.2% pts	$324.49	3.1%
Americas (excluding United States)	$281.74	3.4%	73.3%		0.2% pts	$384.49	3.1%
Europe (d)	$143.62	14.2%	82.3%		4.2% pts	$174.50	8.3%

(a) Consists of hotels that the Company manages, franchises, owns, leases, or provides services to, excluding all-inclusive properties.
(b) Excludes unconsolidated hospitality ventures and all-inclusive leased properties.
(c) Consists of all-inclusive properties that the Company manages, franchises, leases, or provides services to.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Comparable System-wide Hotel Operating Statistics by Brand

	Three Months Ended September 30,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite Luxury (a)	$200.17	4.1%	69.6%	1.4% pts	$287.46	1.9%
Andaz	$226.82	6.9%	72.8%	3.9% pts	$311.62	1.1%
Grand Hyatt	$162.27	(0.8)%	70.3%	(0.9)% pts	$230.95	0.5%
Park Hyatt	$253.46	8.0%	66.0%	2.6% pts	$383.93	3.7%
The Unbound Collection by Hyatt	$265.81	11.4%	71.3%	6.8% pts	$373.06	0.8%

Composite Upper-Upscale (b)	$141.92	2.8%	71.5%	1.3% pts	$198.35	0.9%
Hyatt Centric	$158.72	4.6%	77.9%	3.1% pts	$203.83	0.5%
Hyatt Regency	$139.95	2.5%	70.7%	1.1% pts	$197.97	0.9%
JdV by Hyatt	$124.75	6.0%	69.7%	3.2% pts	$179.06	1.2%

Composite Upscale & Upper Midscale (c)	$113.65	2.1%	75.8%	1.1% pts	$150.03	0.7%
Hyatt House	$132.33	2.6%	78.6%	1.1% pts	$168.40	1.2%
Hyatt Place	$111.88	2.0%	74.8%	0.8% pts	$149.47	0.9%
UrCove	$47.32	(4.2)%	77.5%	4.0% pts	$61.03	(9.2)%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite All-inclusive (d)(e)	$203.62	(0.9)%	72.7%	(1.3)% pts	$280.17	0.8%
Dreams Resorts & Spas	$187.75	2.4%	71.1%	(0.4)% pts	$264.04	3.1%
Secrets Resorts & Spas	$226.68	(3.9)%	68.7%	(2.3)% pts	$329.80	(0.7)%
Alua Hotels & Resorts	$163.78	10.5%	90.9%	1.8% pts	$180.14	8.3%

	Nine Months Ended September 30,
(in constant $)	RevPAR		Occupancy		ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite Luxury (a)	$201.35	6.4%	68.9%	2.8% pts	$292.26	2.2%
Andaz	$233.36	5.0%	71.3%	3.2% pts	$327.17	0.2%
Grand Hyatt	$172.46	3.8%	70.5%	1.2% pts	$244.52	2.0%
Park Hyatt	$265.08	10.7%	65.9%	3.3% pts	$402.22	5.2%
The Unbound Collection by Hyatt	$212.53	10.9%	65.5%	5.6% pts	$324.62	1.6%

Composite Upper-Upscale (b)	$137.98	4.2%	69.2%	2.2% pts	$199.35	0.9%
Hyatt Centric	$158.78	7.6%	75.7%	5.1% pts	$209.87	0.4%
Hyatt Regency	$136.87	3.6%	68.6%	1.8% pts	$199.55	0.9%
JdV by Hyatt	$111.33	5.5%	64.3%	2.4% pts	$173.20	1.7%

Composite Upscale & Upper Midscale (c)	$108.05	2.1%	72.9%	1.2% pts	$148.23	0.5%
Hyatt House	$125.96	2.6%	75.6%	1.5% pts	$166.52	0.5%
Hyatt Place	$106.36	2.1%	72.1%	1.0% pts	$147.50	0.7%
UrCove	$44.33	(3.5)%	72.8%	2.3% pts	$60.90	(6.6)%

(in reported $)	Net Package RevPAR		Occupancy		Net Package ADR
	2024	vs. 2023	2024	vs. 2023	2024	vs. 2023
Composite All-inclusive (d)(e)	$245.47	4.8%	75.6%	1.2% pts	$324.49	3.1%
Dreams Resorts & Spas	$222.90	8.5%	74.7%	2.3% pts	$298.45	5.1%
Secrets Resorts & Spas	$293.52	3.2%	73.7%	0.7% pts	$398.33	2.3%
Alua Hotels & Resorts	$123.82	11.5%	86.0%	2.4% pts	$143.93	8.3%
(a) Includes Alila, Andaz, Destination by Hyatt, Grand Hyatt, Miraval, Park Hyatt, The Unbound Collection by Hyatt, and Thompson Hotels.
(b) Includes Hyatt, Hyatt Centric, Hyatt Regency, JdV by Hyatt, and me and all hotels.
(c) Includes Caption by Hyatt, Hyatt House, Hyatt Place, and UrCove.
(d) Includes Alua Hotels & Resorts, Breathless Resorts & Spas, Dreams Resorts & Spas, Hyatt Zilara, Hyatt Ziva, Impressions by Secrets, Secrets Resorts & Spas, Sunscape Resorts & Spas, and Zoëtry Wellness & Spa Resorts.
(e) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.

Hyatt Hotels Corporation
Properties and Rooms by Geography and Brand

	September 30, 2024
	Managed (a)		Franchised		Owned and Leased (b)		Total
Geography:	Properties	Rooms	Properties	Rooms	Properties	Rooms	Properties	Rooms
United States	172	63,743	514	86,645	15	6,766	701	157,154
Americas (excluding United States)	32	9,442	37	5,784	4	1,196	73	16,422
Greater China	107	32,365	67	11,603	—	—	174	43,968
Asia Pacific (excluding Greater China)	118	29,907	11	2,873	—	—	129	32,780
Europe	49	11,457	66	11,008	4	1,059	119	23,524
Middle East & Africa	42	10,113	1	250	—	—	43	10,363
System-wide hotels (c)	520	157,027	696	118,163	23	9,021	1,239	284,211

Americas (excluding United States)	72	27,247	8	3,153	—	—	80	30,400
Europe (d)	38	10,959	—	—	6	1,275	44	12,234
System-wide all-inclusive resorts	110	38,206	8	3,153	6	1,275	124	42,634

System-wide (e)	630	195,233	704	121,316	29	10,296	1,363	326,845

Brand:
Alila	17	1,942	—	—	—	—	17	1,942
Andaz	26	5,904	1	715	2	507	29	7,126
Destination by Hyatt	12	2,456	8	3,769	—	—	20	6,225
Grand Hyatt	60	31,623	3	1,331	2	903	65	33,857
Miraval	—	—	—	—	3	383	3	383
Park Hyatt	44	8,187	—	—	3	548	47	8,735
The Unbound Collection by Hyatt	17	2,966	29	5,164	—	—	46	8,130
Thompson Hotels	16	3,280	3	662	—	—	19	3,942
Dream Hotels	4	808	1	178	—	—	5	986
Hyatt	6	1,087	7	1,151	1	1,298	14	3,536
Hyatt Centric	30	6,294	31	6,210	1	138	62	12,642
Hyatt Regency	170	72,370	60	19,920	7	4,450	237	96,740
JdV by Hyatt	14	2,132	41	6,307	—	—	55	8,439
me and all hotels	—	—	6	1,064	—	—	6	1,064
Caption by Hyatt	2	390	1	167	—	—	3	557
Hyatt House	23	3,268	112	15,888	—	—	135	19,156
Hyatt Place	78	13,520	345	48,562	4	794	427	62,876
UrCove	—	—	48	7,075	—	—	48	7,075
Breathless Resorts & Spas	6	2,311	—	—	—	—	6	2,311
Dreams Resorts & Spas	30	12,779	—	—	—	—	30	12,779
Hyatt Zilara	1	291	3	919	—	—	4	1,210
Hyatt Ziva	1	438	5	2,234	—	—	6	2,672
Impression by Secrets	2	323	—	—	—	—	2	323
Secrets Resorts & Spas	26	9,719	—	—	—	—	26	9,719
Zoëtry Wellness & Spa Resorts	7	541	—	—	—	—	7	541
Hyatt Vivid Hotels & Resorts	1	400	—	—	—	—	1	400
Sunscape Resorts & Spas	8	3,820	—	—	—	—	8	3,820
Alua Hotels & Resorts	28	7,584	—	—	6	1,275	34	8,859
Other	1	800	—	—	—	—	1	800
System-wide (e)(f)	630	195,233	704	121,316	29	10,296	1,363	326,845

Mr & Mrs Smith (g)							843	30,094
Hyatt Vacation Club							22	1,997
Residential							39	4,578
(a) Includes properties that the Company manages or provides services to.
(b) Figures do not include unconsolidated hospitality ventures.
(c) Figures do not include all-inclusive properties.
(d) Certain resorts in Europe operate under a hybrid all-inclusive model, which includes various all-inclusive package options as well as rooms-only options.
(e) Figures do not include vacation and residential units.
(f) Includes eleven properties that Hyatt currently intends to rebrand to the respective brand at a future date and three non-branded managed properties.
(g) Represents unaffiliated Mr & Mrs Smith properties available through Hyatt.com. At September 30, 2024, the Mr & Mrs Smith platform included 2,109 properties and approximately 103,000 rooms that pay commissions through the Company's distribution segment revenues.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Reconciliation of Net Income Attributable to Hyatt Hotels Corporation to Adjusted EBITDA

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to Hyatt Hotels Corporation	$471	$68	$1,352	$194
Interest expense	50	41	128	105
Provision for income taxes	137	33	259	107
Depreciation and amortization	81	100	257	297
Contra revenue	27	12	56	34
Revenues for reimbursed costs	(867)	(754)	(2,511)	(2,267)
Reimbursed costs	881	764	2,570	2,302
Transaction and integration costs (a)	8	8	26	31
Equity (earnings) losses from unconsolidated hospitality ventures	13	(7)	(32)	(4)
Stock-based compensation expense (b)	9	12	55	60
(Gains) losses on sales of real estate and other	(514)	(18)	(1,267)	(18)
Asset impairments	35	6	52	13
Other (income) loss, net	(70)	(26)	(152)	(93)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	14	14	48	45
Adjusted EBITDA	$275	$253	$841	$806
(a) During the nine months ended September 30, 2024, the Company revised its definition of Adjusted EBITDA to exclude transaction and integration costs, and recast prior-period results to provide comparability. The revised definition excludes transaction costs previously recognized in general and administrative expenses and integration costs. Previously, only transaction costs recognized in gains (losses) on sales of real estate and other and other income (loss), net were excluded from Adjusted EBITDA. As these costs may vary in frequency or magnitude, the Company believes the revised definition presents a more representative measure of its core operations, assists in the comparability of results, and provides information consistent with how management evaluates operating performance. Refer to page A-10 for an explanation of how the Company utilizes Adjusted EBITDA, why the Company presents it, and material limitations on its usefulness.
(b) Includes amounts recognized in general and administrative expenses and distribution expenses.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: G&A Expenses to Adjusted G&A Expenses
Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this measure excluding the impact of our rabbi trust investments and stock-based compensation expense.

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
G&A expenses	$126	$122	$412	$411
Less: Rabbi trust impact	(17)	8	(43)	(23)
Less: Stock-based compensation expense	(9)	(12)	(52)	(58)
Adjusted G&A Expenses	$100	$118	$317	$330

The table below provides a segment breakdown for Adjusted G&A Expenses:

(in millions)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Management and franchising	$62	$60	$185	$161
Owned and leased	2	3	7	8
Distribution	—	13	6	36
Overhead	36	42	119	125
Adjusted G&A Expenses	$100	$118	$317	$330

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measure: Net Income Attributable to Hyatt Hotels Corporation and Diluted Earnings per Class A and Class B Share to Adjusted Net Income Attributable to Hyatt Hotels Corporation and Adjusted Diluted Earnings per Class A and Class B Share

(in millions, except per share amounts)	Three Months Ended September 30,		Nine Months Ended September 30,
	2024	2023	2024	2023
Net income attributable to Hyatt Hotels Corporation	$471	$68	$1,352	$194
Diluted earnings per share	$4.63	$0.63	$13.04	$1.80
Special items:
(Gains) losses on sales of real estate and other (a)	(514)	(18)	(1,267)	(18)
Contingent consideration liability fair value adjustments (b)	(9)	2	(20)	1
Unconsolidated hospitality ventures (c)	—	—	(69)	—
Fund (surpluses) deficits (d)	1	(1)	20	5
Unrealized (gains) losses (e)	2	16	4	(9)
Utilization of Avendra and other proceeds (f)	5	3	15	11
Transaction and integration costs (g)	8	8	26	31
Asset impairments (h)	35	6	52	13
Other	(2)	(2)	(3)	—
Special items - pre-tax	(474)	14	(1,242)	34
Income tax (provision) benefit for special items	99	(3)	225	(6)
Total special items - after-tax	$(375)	$11	$(1,017)	$28
Special items impact per diluted share	$(3.69)	$0.11	$(9.81)	$0.26
Adjusted net income attributable to Hyatt Hotels Corporation	$96	$79	$335	$222
Adjusted diluted earnings per share	$0.94	$0.74	$3.23	$2.06
(a) During the three months ended September 30, 2024 (Q3 2024), we recognized a $514 million pre-tax gain related to the sale of Hyatt Regency Orlando and an adjacent undeveloped land parcel. During the nine months ended September 30, 2024 (YTD 2024), we recognized pre-tax gains related to the sale of Park Hyatt Zurich ($257 million), the UVC Transaction ($231 million), the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino ($172 million), and the sale of Hyatt Regency San Antonio Riverwalk ($100 million), and a $4 million pre-tax loss related to the sale of Hyatt Regency Green Bay. During the three and nine months ended September 30, 2023 (Q3 2023 and YTD 2023), we recognized a $19 million pre-tax gain related to the sale of the Destination Residential Management business. The gains and losses were recognized in gains (losses) on sales of real estate and other on our condensed consolidated statements of income.
(b) During Q3 2024, YTD 2024, Q3 2023, and YTD 2023, we recognized fair value adjustments related to the Dream Hotel Group contingent consideration liability in other income (loss), net on our condensed consolidated statements of income.
(c) During YTD 2024, we recognized a $79 million non-cash pre-tax gain related to the dilution of our ownership interest in an unconsolidated hospitality venture in India and a $10 million impairment charge related to one of our unconsolidated hospitality ventures in equity earnings (losses) from unconsolidated hospitality ventures on our condensed consolidated statements of income.
(d) During Q3 2024, YTD 2024, and YTD 2023, we recognized net deficits, which we intend to recover in future periods, and during Q3 2023, we recognized net surpluses, on certain funds due to the timing of revenue and expense recognition in revenues for reimbursed costs, reimbursed costs, and other income (loss), net on our condensed consolidated statements of income.
(e) During Q3 2024, YTD 2024, and Q3 2023, we recognized unrealized losses and during YTD 2023, we recognized unrealized gains due to the change in fair value of our marketable securities in other income (loss), net on our condensed consolidated statements of income.
(f) During Q3 2024, YTD 2024, Q3 2023, and YTD 2023, we recognized expenses related to the partial utilization of the Avendra LLC sale proceeds for the benefit of our hotels in reimbursed costs and depreciation and amortization expenses on our condensed consolidated statements of income. The gain recognized in conjunction with the sale of Avendra LLC was included as a special item during the year ended December 31, 2017.
(g) During Q3 2024 and YTD 2024, we recognized costs primarily related to potential transactions, including the acquisition of Standard International, which closed on October 1, 2024, and the integrations of Apple Leisure Group, Dream Hotel Group, and Mr & Mrs Smith. During Q3 2023 and YTD 2023, we recognized costs primarily related to the acquisitions and integrations of Dream Hotel Group and Mr & Mrs Smith, the integration of Apple Leisure Group, and potential transactions. The costs were recognized in transaction and integration costs on our condensed consolidated statements of income.
(h) During Q3 2024, we recognized $35 million of impairment charges related to property and equipment, definite-lived intangible assets, and operating lease right-of-use assets. Additionally, during YTD 2024, we recognized a $15 million goodwill impairment charge in connection with the sale of the shares of the entities that own Hyatt Regency Aruba Resort Spa and Casino. During Q3 2023 and YTD 2023, we recognized $6 million and $13 million, respectively, of impairment charges, primarily related to definite-lived intangible assets. The impairment charges were recognized in asset impairments on our condensed consolidated statements of income.

Hyatt Hotels Corporation
Impact of Sold Hotels to Owned and Leased Segment Adjusted EBITDA

(in millions)	Fiscal Year 2024
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Year to Date
Owned and leased hotels (a)	$45	$62	$49		$156
Less: Contribution from sold owned and leased hotels (b)	(39)	(23)	(7)		(69)
Owned and leased hotels less contribution from sold hotels (c)	$6	$39	$42		$87

Pro rata share of unconsolidated hospitality ventures	$17	$17	$14		$48
Less: Contribution from sold unconsolidated hospitality ventures (d) (e) (f)	(1)	—	—		(1)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (g)	$16	$17	$14		$47

	Fiscal Year 2023
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter	Full Year 2023
Owned and leased hotels (a)	$59	$68	$58	$71	$256
Less: Contribution from sold owned and leased hotels (b)	(48)	(34)	(29)	(35)	(146)
Owned and leased hotels less contribution from sold hotels (c)	$11	$34	$29	$36	$110

Pro rata share of unconsolidated hospitality ventures	$14	$17	$14	$19	$64
Less: Contribution from sold unconsolidated hospitality ventures (d) (e) (f)	(1)	(1)	—	(1)	(3)
Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures (g)	$13	$16	$14	$18	$61

(a) Owned and leased hotels has been recast for comparability as a result of the Company's revised definition of Adjusted EBITDA. Refer to the commentary on schedule A-5 for additional details.
(b) Contribution from sold owned and leased hotels represents the Adjusted EBITDA contribution in each period for hotels that have been sold as of September 30, 2024 and entered into long-term management or franchise agreements, and excludes fee income retained upon sale. Hotels that have been sold include Hyatt Regency Aruba Resort Spa and Casino (1Q24), Park Hyatt Zurich (2Q24), Hyatt Regency San Antonio Riverwalk (2Q24), Hyatt Regency Green Bay (2Q24), and Hyatt Regency Orlando (3Q24).
(c) Owned and leased hotels less contribution from sold hotels represents the Adjusted EBITDA contribution from all owned and leased hotels that remain in Hyatt's portfolio as of September 30, 2024.
(d) Contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution in each period for unconsolidated hospitality ventures that have been sold as of September 30, 2024. Unconsolidated hospitality ventures that have been sold include Hyatt Place Panama City / Downtown (1Q23).
(e) Contribution from sold unconsolidated hospitality ventures includes the pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one property for which the operating lease was terminated during the nine months ended September 30, 2023.
(f) Contribution from sold unconsolidated hospitality ventures includes the net impact to pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from one of our unconsolidated hospitality ventures in India, for which our ownership percentage was diluted from 50.0% to 38.8% as a result of its initial public offering.
(g) Pro rata share of unconsolidated hospitality ventures less contribution from sold unconsolidated hospitality ventures represents Hyatt's pro rata share of unconsolidated hospitality ventures' Adjusted EBITDA contribution from all unconsolidated hospitality ventures that remain in Hyatt's portfolio as of September 30, 2024.

Hyatt Hotels Corporation
Reconciliation of Non-GAAP Financial Measures: Outlook: Net Income to Adjusted EBITDA; G&A Expenses to Adjusted G&A Expenses; and Net cash provided by operating activities to Free Cash Flow
No additional disposition or acquisition activity beyond what has been completed as of the date of this release has been included in the 2024 Outlook. The Company's 2024 outlook is based on a number of assumptions that are subject to change and many of which are outside the control of the Company. If actual results vary from these assumptions, the Company's expectations may change. There can be no assurance that the Company will achieve these results. Results of operations as presented on the condensed consolidated statements of income include expenses recognized with respect to deferred compensation plans funded through rabbi trusts. Certain of these expenses are recognized in G&A expenses and are completely offset by the corresponding net gains (losses) and interest income from marketable securities held to fund rabbi trusts, thus having no net impact to our earnings (losses). G&A expenses also include expenses related to stock-based compensation. Below is a reconciliation of this forecasted measure excluding the impact of our rabbi trust investments and forecasted stock-based compensation expense.

(in millions)	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net income attributable to Hyatt Hotels Corporation	$1,400	$1,450
Interest expense	175	175
Provision for income taxes	259	279
Depreciation and amortization	333	333
Contra revenue	74	74
Reimbursed costs, net of revenues for reimbursed costs	105	95
Transaction and integration costs	38	33
Equity (earnings) losses from unconsolidated hospitality ventures	(27)	(37)
Stock-based compensation expense	70	70
(Gains) losses on sales of real estate	(1,262)	(1,272)
Asset impairments	52	52
Other (income) loss, net	(178)	(198)
Pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA	61	66
Adjusted EBITDA	$1,100	$1,120

	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
G&A expenses	$492	$502
Less: Rabbi trust impact	—	—
Less: Stock-based compensation expense	(67)	(67)
Adjusted G&A Expenses	$425	$435

	Year Ended December 31, 2024 Outlook Range
	Low Case	High Case
Net cash provided by operating activities	$550	$580
Capital expenditures	(170)	(170)
Free Cash Flow	$380	$410

Definitions
Adjusted Earnings Before Interest Expense, Taxes, Depreciation, and Amortization ("Adjusted EBITDA")
We use the term Adjusted EBITDA throughout this earnings release. Adjusted EBITDA, as we define it, is a measure that is not recognized in accordance with accounting principles generally accepted in the United States of America ("GAAP"). We define consolidated Adjusted EBITDA as net income (loss) attributable to Hyatt Hotels Corporation plus our pro rata share of unconsolidated owned and leased hospitality ventures' Adjusted EBITDA based on our ownership percentage of each owned and leased venture, adjusted to exclude the following items:
•interest expense;
•benefit (provision) for income taxes;
•depreciation and amortization;
•amortization of management and hotel services agreement and franchise agreement assets and performance cure payments, which constitute payments to customers ("Contra revenue");
•revenues for reimbursed costs;
•reimbursed costs that we intend to recover over the long term;
•transaction and integration costs;
•equity earnings (losses) from unconsolidated hospitality ventures;
•stock-based compensation expense;
•gains (losses) on sales of real estate and other;
•asset impairments; and
•other income (loss), net.
We calculate consolidated Adjusted EBITDA by adding the Adjusted EBITDA of each of our reportable segments and eliminations to overhead Adjusted EBITDA.
Our board of directors and executive management team focus on Adjusted EBITDA as one of the key performance and compensation measures both on a segment and on a consolidated basis. Adjusted EBITDA assists us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations both on a segment and on a consolidated basis. Our President and Chief Executive Officer, who is our chief operating decision maker, also evaluates the performance of each of our reportable segments and determines how to allocate resources to those segments, in part, by assessing the Adjusted EBITDA of each segment. In addition, the compensation committee of our board of directors determines the annual variable compensation for certain members of our management based in part on consolidated Adjusted EBITDA, segment Adjusted EBITDA, or some combination of both.
We believe Adjusted EBITDA is useful to investors because it provides investors with the same information that we use internally for purposes of assessing our operating performance and making compensation decisions and facilitates our comparison of results with results from other companies within our industry.
Adjusted EBITDA excludes certain items that can vary widely across different industries and among companies within the same industry, including interest expense and benefit (provision) for income taxes, which are dependent on company specifics, including capital structure, credit ratings, tax policies, and jurisdictions in which they operate; depreciation and amortization, which are dependent on company policies including how the assets are utilized as well as the lives assigned to the assets; Contra revenue, which is dependent on company policies and strategic decisions regarding payments to hotel owners; and stock-based compensation expense, which varies among companies as a result of different compensation plans companies have adopted. We exclude revenues for reimbursed costs and reimbursed costs which relate to the reimbursement of payroll costs and for system-wide services and programs that we operate for the benefit of our hotel owners as contractually we do not provide services or operate the related programs to generate a profit over the terms of the respective contracts. Over the long term, these programs and services are not designed to impact our economics, either positively or negatively. Therefore, we exclude the net impact when evaluating period-over-period changes in our operating results. Adjusted EBITDA includes reimbursed costs related to system-wide services and programs that we do not intend to recover from hotel owners. Finally, we exclude other items that are not core to our operations and may vary in frequency or magnitude, such as transaction and integration costs, asset impairments, unrealized and realized gains and losses on marketable securities, and gains and losses on sales of real estate and other.
Adjusted EBITDA is not a substitute for net income (loss) attributable to Hyatt Hotels Corporation, net income (loss), or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted EBITDA. Although we believe that Adjusted EBITDA can make an evaluation of our operating performance more consistent because it removes items that do not reflect our core operations, other companies in our industry may define Adjusted EBITDA differently than we do. As a result, it may be difficult to use Adjusted EBITDA or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted EBITDA should not be considered as a measure of the income (loss) generated by our business. Our management compensates for these limitations by referencing our GAAP results and using Adjusted EBITDA supplementally.
Adjusted General and Administrative ("G&A") Expenses
Adjusted G&A Expenses, as we define it, is a non-GAAP measure. Adjusted G&A Expenses exclude the impact of deferred compensation plans funded through rabbi trusts and stock-based compensation expense. Adjusted G&A Expenses assist us in comparing our performance over various reporting periods on a consistent basis because it removes from our operating results the impact of items that do not reflect our core operations, both on a segment and consolidated basis.
Adjusted Net Income (Loss) and Adjusted Diluted Earnings (Losses) per Class A and Class B Share ("EPS")
Adjusted Net Income (Loss) and Adjusted Diluted EPS, as we define them, are non-GAAP measures. We define Adjusted Net Income (Loss) as net income (loss) attributable to Hyatt Hotels Corporation excluding special items, which are those items deemed not to be reflective of ongoing operations. We define Adjusted Diluted EPS as Adjusted Net Income (Loss) per diluted share. We consider Adjusted Net Income (Loss) and Adjusted Diluted EPS to be an indicator of operating performance because excluding special items allows for period-over-period comparisons of our ongoing operations.
Adjusted Net Income (Loss) and Adjusted Diluted EPS are not a substitute for Net Income (Loss) attributable to Hyatt Hotels Corporation, net income (loss), diluted earnings (losses) per share, or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Adjusted net income (loss) and Adjusted Diluted EPS. Although we believe that Adjusted Net Income (Loss) and Adjusted Diluted EPS can make an evaluation of our operating performance more consistent because they remove special items that are deemed not to be reflective of ongoing operations, other companies in our industry may define Adjusted Net Income (Loss) and Adjusted Diluted EPS differently than we do. As a result, it may be difficult to use Adjusted Net Income (Loss) or Adjusted Diluted EPS or similarly named non-GAAP measures that other companies may use to compare the performance of those companies to our performance. Because of these limitations, Adjusted Net Income (Loss) and Adjusted Diluted EPS should not be considered as measures of the income (loss) and earnings (losses) per share generated by our business. Our management compensates for these limitations by reference to its GAAP results and using Adjusted Net Income (Loss) and Adjusted Diluted EPS supplementally.
Asset-Light Earnings Mix
Asset-Light Earnings Mix is calculated as Adjusted EBITDA from the management and franchising segment and distribution segment divided by Adjusted EBITDA, excluding overhead and eliminations. Our management uses this calculation to assess the composition of the Company's earnings.
Average Daily Rate ("ADR")
ADR represents hotel room revenues, divided by the total number of rooms sold in a given period. ADR measures the average room price attained by a hotel, and ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. ADR is a commonly used performance measure in our industry, and we use ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described below.

Comparable system-wide and Comparable owned and leased
"Comparable system-wide" represents all properties we manage, franchise, or provide services to, including owned and leased properties, that are operated for the entirety of the periods being compared and that have not sustained substantial damage, business interruption, or undergone large scale renovations during the periods being compared. Comparable system-wide also excludes properties for which comparable results are not available. We may use variations of comparable system-wide to specifically refer to comparable system-wide hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we manage, franchise, or provide services to within the management and franchising segment. "Comparable owned and leased" represents all properties we own or lease that are operated and consolidated for the entirety of the periods being compared and have not sustained substantial damage, business interruption, or undergone large-scale renovations during the periods being compared. Comparable owned and leased also excludes properties for which comparable results are not available. We may use variations of comparable owned and leased to specifically refer to comparable owned and leased hotels, including our wellness resorts, or our all-inclusive resorts, for those properties that we own or lease within the owned and leased segment. Comparable system-wide and comparable owned and leased are commonly used as a basis of measurement in our industry. "Non-comparable system-wide" or "non-comparable owned and leased" represent all properties that do not meet the respective definition of "comparable" as defined above.
Constant Dollar Currency
We report the results of our operations both on an as-reported basis, as well as on a constant dollar basis. Constant Dollar Currency, which is a non-GAAP measure, excludes the effects of movements in foreign currency exchange rates between comparative periods. We believe constant dollar analysis provides valuable information regarding our results as it removes currency fluctuations from our operating results. We calculate Constant Dollar Currency by restating prior-period local currency financial results at the current period's exchange rates. These restated amounts are then compared to our current period reported amounts to provide operationally driven variances in our results.
Free Cash Flow
Free Cash Flow represents net cash provided by operating activities less capital expenditures. We believe Free Cash Flow to be a useful liquidity measure to us and investors to evaluate the ability of our operations to generate cash for uses other than capital expenditures and, after debt service and other obligations, our ability to grow our business through acquisitions and investments, as well as our ability to return cash to shareholders through dividends and share repurchases. Free Cash Flow is not necessarily a representation of how we will use excess cash. Free Cash Flow is not a substitute for net cash provided by operating activities or any other measure prescribed by GAAP. There are limitations to using non-GAAP measures such as Free Cash Flow and management compensates for these limitations by referencing our GAAP results and using Free Cash Flow supplementally.
Net Package ADR
Net Package ADR represents net package revenues divided by the total number of rooms sold in a given period. Net package revenues generally include revenue derived from the sale of package revenue at all-inclusive resorts comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Net Package ADR measures the average room price attained by a hotel, and Net Package ADR trends provide useful information concerning the pricing environment and the nature of the customer base of a hotel or group of hotels. Net Package ADR is a commonly used performance measure in our industry, and we use Net Package ADR to assess the pricing levels that we are able to generate by customer group, as changes in rates have a different effect on overall revenues and incremental profitability than changes in occupancy, as described above.
Net Package Revenue per Available Room ("RevPAR")
Net Package RevPAR is the product of the Net Package ADR and the average daily occupancy percentage. Net Package RevPAR generally includes revenue derived from the sale of package revenue comprised of rooms revenue, food and beverage, and entertainment, net of compulsory tips paid to employees. Our management uses Net Package RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. Net Package RevPAR is a commonly used performance measure in our industry.
Occupancy
Occupancy represents the total number of rooms sold divided by the total number of rooms available at a hotel or group of hotels. Occupancy measures the utilization of a hotel's available capacity. We use occupancy to gauge demand at a specific hotel or group of hotels in a given period. Occupancy levels also help us determine achievable ADR levels as demand for hotel rooms increases or decreases.

RevPAR
RevPAR is the product of the ADR and the average daily occupancy percentage. RevPAR does not include non-room revenues, which consist of ancillary revenues generated by a hotel property, such as food and beverage, parking, and other guest service revenues. Our management uses RevPAR to identify trend information with respect to room revenues from comparable properties and to evaluate hotel performance on a regional and segment basis. RevPAR is a commonly used performance measure in our industry.
RevPAR changes that are driven predominantly by changes in occupancy have different implications for overall revenue levels and incremental profitability than do changes that are driven predominantly by changes in average room rates. For example, increases in occupancy at a hotel would lead to increases in room revenues and additional variable operating costs, including housekeeping services, utilities, and room amenity costs, and could also result in increased ancillary revenues, including food and beverage. In contrast, changes in average room rates typically have a greater impact on margins and profitability as average room rate changes result in minimal impacts to variable operating costs.
UVC Transaction
During the nine months ended September 30, 2024, we completed a restructuring of the entity that owns the Unlimited Vacation Club paid membership program business and sold 80% of the entity to an unrelated third party for $80 million. As a result of the transaction, we deconsolidated the entity as we no longer have a controlling financial interest, and we account for our remaining 20% ownership interest as an equity method investment in an unconsolidated hospitality venture (the "UVC Transaction"). We continue to manage the Unlimited Vacation Club business under a long-term management agreement and license and royalty agreement. The operating results of the Unlimited Vacation Club business prior to the UVC Transaction are reported within our distribution segment.